Exhibit 107
Calculation of Filing Fee Table

Form S-8 (Form Type)

ATI Physical Therapy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	37,560,979	$0.29	$10,892,683.91	0.00011020	$1,200.37
	Total Offering Amounts:				$10,892,683.91		$1,200.37
	Total Fee Offsets:			—	—		—
	Net Fee Due:						$1,200.37

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of ATI Physical Therapy, Inc. (the “Company”), that become issuable under the Company’s 2021 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.

(2)
Represents shares of Class A Common Stock reserved for issuance pursuant to future awards under the Plan. To the extent that any awards outstanding under the Plan are forfeited, expire or are settled for cash subsequent to the date of this registration statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the Plan.

(3)
This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Class A Common Stock on March 15, 2023, as reported on the New York Stock Exchange.